Exhibit 1


To the Holders of
Trust Certificates (TRUCs), Series 2002-1
CUSIP: 89826W104
In accordance with Section 4.03 of the Standard Terms for Trust Agreements dated as of June 19, 2001 as supplemented by the Series Supplement Corporate Backed Trust Certificates Series 2002-1 Trust dated as of March 28, 2002 between Bear Stearns Depositor Inc., as Depositor, and U.S. Bank Trust National Association, as Trustee, U.S. Bank Trust National Association, as Trustee of the Trust Certificates (TRUCs), Series 2002-1 hereby gives notice with respect to the Distribution occurring on November 15, 2002 (the "Distribution Date") as follows:

(i) the amount received by the Trustee in respect of principal, interest and premium on the Underlying Securities during the period ending on the Distribution Date is as follows:
                  Principal:        $           0
                  Premium:          $           0
                  Interest :        $1,237,005.00

(ii) the amount of the distribution on the Distribution Date to holders of TRUCs allocable to principal of and premium, if any, and interest or dividends was as follows:

                                                     Class A-1

                  Principal:                $          0
                  Premium:                  $          0
                  Interest:                 $          0
                  Dividends :               $ 1,232,000.
                  Dividends Per $25 unit:   $1.232

       the Trustee received no compensation from the Trust for the period relating to the Distribution Date, however, $5,005.00 ( or $.005005 per $25 unit) was remitted to the Depositor for the payment of Trust Expenses in accordance with Section 5 (i) (3) of the Series Supplement.

(iv) the Underlying Securities are $32,130,000 principal amount of Ford Company 7.7% Debentures due May 15, 2097 (CUSIP: 345370BS8) and the current rating of such Underlying Securities by Standard & Poor's Ratings Services is "BBB+"and by Moody's Investors Service, Inc. is "Baa1".

(v) the aggregate Certificate Principal Balances of the TRUCs at the close of business on the Distribution Date were as set forth below:
                               Class A-1
                               $32,000,000 (1,280,000 $25 units)

U.S. Bank Trust National Association, as Trustee
November 15, 2002


                                      5